Exhibit 99.1

Jos. A. Bank Clothiers Posts 13.9% Sales Increase in April 2003

    HAMPSTEAD, Md.--(BUSINESS WIRE)--May 8, 2003--

 Company Expects To At Least Meet Consensus Analyst Earnings Estimate
            Of $.28 Per Share In The First Quarter of 2003

    Jos. A. Bank Clothiers, Inc. (Nasdaq National Market:JOSB) announced that its total sales for the fiscal month ended May 3, 2003 (fiscal April 2003) increased 13.9% to $22.9 million compared with $20.1 million in April 2002. Comparable store sales increased 0.4% while combined catalog and internet sales rose 23.2% in April 2003, when compared with the prior-year month.
    "We are pleased to finish our first quarter with another month of record sales," said Robert N. Wildrick, Chief Executive Officer of Jos. A. Bank Clothiers, Inc. "We also posted an increase in gross profit margin in April and the first quarter. Accordingly, we expect to at least meet the consensus analyst earnings estimate of $0.28 per diluted share in the first quarter of 2003 which would exceed the record earnings per share of $.25 in the first quarter of 2002. These earnings would represent our seventh consecutive quarter of increased earnings when compared with the prior-year period."
    Total sales for the first quarter ended May 3, 2003 increased 11.6% to $62.3 million, compared with $55.8 million in the first quarter of 2002. Comparable store sales increased 0.6% while combined catalog and internet sales increased 15.7% in the first quarter of 2003.
    The Company opened 15 new stores during the quarter ended May 3, 2003.
    The Company will report its actual first quarter 2003 earnings before the opening of business on Tuesday May 20, 2003. A conference call to discuss the earnings press release is scheduled for 10:00 a.m. Eastern Time (EDT) the same day. To participate in the call on May 20, 2003, please dial 800-230-1074 at least five minutes before 10:00 a.m. EDT. A replay of the conference call will be available until May 27, 2003 by dialing (USA) 800-475-6701 or (International) 320-365-3844.
The access code for the replay will be 684126.
    Jos. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 175 stores in 33 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: Jos. A. Bank Clothiers, Inc., Hampstead
             Robert N. Wildrick, CEO, 410/239-5711
                 or
             David E. Ullman, EVP/CFO, 410/239-5715
                 or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA, 800/377-9893
             info@rjfalkner.com
             E-commerce Address for Jos. A. Bank Clothiers, Inc.:
             www.josbank.com